UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 12, 2008

DRAGON INTERNATIONAL GROUP CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-23485 (Commission File Number)	98-0177646 (IRS Employer Identification No.)

Building 14, Suite A09, International Trade Center, 29 Dongdu Road Ningbo, China	315000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (86) 574-56169308

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

The board of directors of Dragon International Group Corp. (the “Company” or “Dragon”) has concluded that certain of its financial statements set forth below and previously filed under Regulation S-B (17 CFR 228) should no longer be relied upon because of errors in the financial statements as initially filed.  The board of directors has discussed this conclusion with the Company’s independent accountants.

These errors primarily resulted from the incorrect accounting treatment accorded the recognition of expenses related to consulting agreements paid for through the issuance of the Company’s common stock or warrants.

As a result of these corrections, the Company will restaste our unaudited quarterly reports on Form 10-QSB/A for the quarters ended September 30, 2005, December 31, 2005, March 31, 2006, September 30, 2006, December 31, 2006, March 31, 2007 and September 30, 2007.  The Company will also restate its annual reports on Form 10-KSB/A for the fiscal years ended June 30, 2006 and June 30, 2007.  We expect to issue these restated filings upon completion of the appropriate corrections.

Following the board’s review, given the absence of vesting or forfeiture provisions as provided in EITF 96-18, the Company determined that the measurement dates of these transactions had been triggered and, absent sufficiently large disincentives for non-performance (which were not contained in the consulting agreements) the financial statements needed to be, and have been, restated to expense the entire fair value of the transactions, as of the effective date of the agreements.  A summary of the items restated are as follows:

•
In July 2005, the Company entered into a consulting agreement with China Direct Investments, Inc. to provide business development and management services.  In connection with this agreement, the Company issued 400,000 shares of common stock with a fair value on the date of grant of $.26 per share totaling $104,000.  Initially, the Company had recorded deferred consulting expense and amortized the expense over the one year term of the agreement.  The financial statements have been restated to expense the entire fair value of $104,000 as of the effective date of the agreement.

•
For the quarter ended March 31, 2006, the Company erroneously deferred, over a three year period, $540,000 in consulting expense related to the issuance of 6,000,000 shares of its common stock to China Direct Investments, Inc. and $395,675 related to the issuance of 4,700,000 common stock purchase warrants exercisable at $0.15 per share over a five year period, also to China Direct Investments, Inc.  In addition, in February 2006, the Company issued warrants to purchase 500,000 shares of common stock, exercisable for five years at $.15 per share, to Skyebanc, Inc. for a one year financial advisory consulting agreement.  The Company had incorrectly deferred the fair value of these warrants of $71,243 over the contract term.  The Company has restated the related financial statements to recognize the full fair value of these agreements as an expense immediately upon entering into the consulting agreements.  These corrections are reflected by an increase in consulting expense for our fiscal year ended June 30, 2006 and a reduction in deferred compensation on our balance sheet for a similar amount.

•
In March 2007, pursuant to a consulting agreement, the Company issued 4,000,000 shares of common stock to Capital One Resources, Ltd., a wholly owned subsidiary of China Direct, Inc.  Initially, the Company had recorded this issuance incorrectly as a cost of raising capital related to the private placement of $1,500,000 in units sold during the quarter.  The Company has restated the financial statements to recognize the full expense of this agreement immediately upon entering into the consulting agreement in March 2007.  This correction resulted in an increase in consulting expenses for the fiscal year ended June 30, 2007 of $360,000.

•
For the fiscal years ended June 30, 2007 and 2006, the Company erroneously did not value the reduction in exercise price of existing warrants (from $0.30 to $0.15 for the 3,704,800 warrants issued in connection with the Company’s July 2005 offering and from $0.40 to $0.15 for the 1,787,500 warrants issued in connection with the Company’s March 2005 offering) associated with an induced conversion offer in January 2006.  The value of the reduction in exercise price was calculated at $447,238, and was reflected in the statement of operations as an increase in interest expense, and a resultant increase in net loss and net loss per share for the year ended June 30, 2006.  The Company had recorded the valuation of the reduction in exercise price as an increase in additional paid-in capital.

•
For the fiscal years ended June 30, 2007 and 2007, the Company erroneously filed financial statements presenting in their statements of cash flows the decrease of restricted cash as an investing activity.  The Company is now presenting this as a financing activity, in accordance with SFAS 95 “Statement of Cash Flows”.  This error did not affect the balance sheets, statements of stockholders’ equity or statements of operations for the periods presented.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRAGON INTERNATIONAL GROUP CORP.

Date: February 12, 2008	By:	/s/ David Wu
David Wu CEO, Principal Executive Officer